Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No July Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News

___________________________________________________________________________Release_

For Immediate Release

Houston, Texas – July 1, 2020 – PACIFIC COAST OIL TRUST (NYSE–ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on July 13, 2020 based on the Trust’s calculation of net profits generated during May 2020 (the “Current Month”) as provided in the conveyance of net profits interests and overriding royalty interest. If the Trust continues to experience negative monthly net profits, the Trust is expected to terminate by its terms by the end of 2021. As described further below, based on information from PCEC, the likelihood of distributions to the unitholders in the foreseeable future is extremely remote. The Trust may also be terminated upon the occurrence of other events as described in the Trust’s filings with the SEC. All financial and operational information in this press release has been provided to the Trustee by PCEC.

The Current Month’s distribution calculation for the Developed Properties resulted in $0.05 million of excess operating expenses and development costs. Revenues from the Developed Properties were $1.27 million, lease operating expenses including property taxes were $1.5 million, and development costs were approximately $212,000. The average realized price for the Developed Properties was $27.44 per Boe for the Current Month, as compared to $18.62 per Boe in April 2020. Although the average realized price per Boe increased compared to April 2020, commodity prices continue to remain depressed during 2020, primarily attributable to the decrease in demand for crude oil due to the COVID-19 pandemic and oversupply resulting from the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia. The cumulative net profits deficit amount for the Developed Properties increased to approximately $26.2 million in the current month versus approximately $26.1 million in the prior month.

The Current Month’s calculation included approximately $29,000 for the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $24.48 per Boe in the Current Month, as compared $16.13 per Boe in April 2020. The cumulative net profits deficit for the Remaining Properties increased by approximately $0.07 million and was approximately $3.1 million for the Current Month.

The monthly operating and services fee of approximately $95,000 payable to PCEC and Trust general and administrative expenses of $75,000 together exceeded the payment of approximately $29,000 received from PCEC from the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $141,000.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC may loan funds to the Trust necessary to pay such expenses; however, PCEC has informed the Trustee that for the foreseeable future PCEC does not expect to loan such funds to the Trust. Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. The Trust will be drawing funds from the letter of credit to pay the expected shortfall of approximately $141,000, which together with prior drawdowns will leave approximately $593,000 remaining of the $1 million. In addition to the funds drawn from the letter of credit, the Trust has outstanding borrowings from PCEC of approximately $263,000 related to shortfalls from prior months, including interest thereon. Consequently, no further distributions may be made to Trust unitholders until the indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the Current Month:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	46,110	1,487	$27.44
Remaining Properties (b)	17,500	565	$24.48

(a) Crude oil sales represented 99% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Update on Estimated Asset Retirement Obligations

As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the agreements governing the conveyances to the Trust, PCEC intended to begin deducting its estimated ARO associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields reducing the amounts payable to the Trust under its Net Profits Interest. ARO is the accounting recognition related to plugging and abandonment obligations that all operators face. PCEC engaged an accounting firm to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that PCEC’s estimate of its ARO, as of December 31, 2019, is $45,695,643, which is approximately $10.0 million less than the originally estimated amount as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.  According to PCEC, the estimated ARO, which reflects PCEC’s assessment of current market conditions and recent changes in California law, was determined to be approximately $33.2 million for the Developed Properties and approximately $12.5 million for the Remaining Properties, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020. The consulting firm engaged by the Trustee to review PCEC’s original estimate of its ARO is continuing its review, and that firm as well as the Trust’s independent registered public accounting firm are continuing to evaluate PCEC’s more recent estimate. The actual ARO incurred in the future may exceed the estimated amounts provided by PCEC.

Based on PCEC’s estimate of its ARO attributable to the Net Profits Interest, deductions relating to estimated ARO are likely to eliminate the likelihood of any distributions to Trust unitholders for the foreseeable future, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As described in more detail in the Trust’s filings with the SEC, the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interest and Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. PCEC is deducting estimated ARO, thereby reducing the amounts payable to the Trust. Unless significant market changes were to occur, no payments will be made by PCEC to the Trust for the foreseeable future, which would result in the total proceeds received by the Trust to total less than $2.0 million in each of 2020 and 2021.

Production Update

PCEC has informed the Trustee that due to the economic effects of the COVID-19 pandemic and the oversupply of crude oil resulting from the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, PCEC is in the process of shutting in a substantial portion of its production, having shut in approximately 20% of its production to date since the beginning of the crisis, as current market conditions do not allow PCEC to cover costs related to production. As a result, PCEC has informed the Trustee that any monthly payments that PCEC may make to the Trust will unlikely be sufficient to cover the Trust’s administrative expenses, and therefore the likelihood of distributions to the unitholders in the foreseeable future is extremely remote.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits, and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include estimates of future asset retirement obligations, expectations regarding the impact of deductions for such obligations on future distributions to unitholders, estimates of future total distributions to unitholders in 2020 and 2021, expectations regarding the impact of COVID-19 on the Trust and the impact of the pandemic on future distributions to unitholders, expectations regarding the impact of lower commodity prices on oil and gas reserve estimates, PCEC’s plans to shut in production, and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of its estimated asset retirement obligations will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time in light of the economic effects of the COVID-19 pandemic and the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002